     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000
                                        REGISTRATION STATEMENT NO. 333-[       ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AVANIR PHARMACEUTICALS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                       33-0314804
(STATE OR OTHER JURISDICTION OF INCORPORATION OR       (I.R.S. EMPLOYER IDENTIFICATION NO.)
                 ORGANIZATION)

                       9393 TOWNE CENTRE DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 558-0364
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            GERALD J. YAKATAN, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             AVANIR PHARMACEUTICALS
                       9393 TOWNE CENTRE DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 558-0364
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            CARLOS D. HEREDIA, ESQ.
                            KENJI L. FUNAHASHI, ESQ.
                                BAKER & MCKENZIE
                         101 WEST BROADWAY, SUITE 1200
                              SAN DIEGO, CA 92101
                                 (619) 236-1441
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
        SECURITIES TO               AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
        BE REGISTERED              REGISTERED(1)            UNIT(2)                PRICE            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par
  value per share.............       1,138,724               $2.125              $2,419,789               $640
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Pursuant to Rule 457(c), the maximum offering price per share is $2.125, the average of the closing bid and closing ask prices of a share of the Registrant's Class A common stock as reported on The American Stock Exchange on April 26, 2000, and the maximum aggregate offering price of $2,419,789 is the product of $2.125 and the 1,138,724 shares of the Registrant's Class A common stock being registered hereby.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

       INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 28, 2000

PROSPECTUS

                             AVANIR PHARMACEUTICALS

                                1,138,724 shares

                       Class A Common Stock, no par value

                           -------------------------

     We are registering for resale 1,138,724 shares of our Class A common stock, no par value per share, on behalf of the selling shareholders listed on page 11.

     We will not receive any proceeds from the selling shareholders' sale of their shares of Class A common stock.

                           -------------------------

     Our Class A common stock trades on The American Stock Exchange under the trading symbol "AVN". On April 26, 2000, the closing bid price of our Class A common stock was $2.00 and the closing ask price of our Class A common stock was $2.25.

                           -------------------------

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES SEVERAL RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           -------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
  OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                  This prospectus is dated April [[  ]], 2000.

                           -------------------------

                             AVANIR PHARMACEUTICALS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
The Company.................................................    1
Forward Looking Statements..................................    3
Risk Factors................................................    3
Description of Securities...................................    9
Use of Proceeds.............................................   10
Selling Shareholders........................................   11
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Available Information.......................................   15
Incorporation of Certain Information by Reference...........   15

                           -------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

     The shares of our Class A common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                    SUMMARY

     On behalf of the selling shareholders identified later in this prospectus, we are registering for resale 1,138,724 shares of Class A common stock, which consists of:

     - Up to 1,088,724 shares of Class A common stock that are issuable in connection with the potential conversion of up to 100 shares of Series D convertible preferred stock, no par value per share; and

     - 50,000 shares of Class A common stock that are issuable upon the exercise of related Class J stock purchase warrants that we have issued to the selling shareholders.

     The number of shares of Class A common stock that we will issue in connection with the conversion of the shares of Series D convertible preferred stock and the exercise of the Class J stock purchase warrants may vary from time to time, depending on the prevailing market price of our Class A common stock.

     You should read the following information about our company, together with the more detailed information about the securities underlying this offering, contained elsewhere in this prospectus. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our Class A common stock involves a high degree of risk. Our financial statements and related notes are not included in this prospectus, but are incorporated by reference in the exhibits located at the end of this prospectus.

                                  THE COMPANY

     We are a development stage company organized to discover, develop and market novel therapeutic products to treat human diseases. Since our inception in 1988, we have operated in one business segment -- pharmaceutical product development.

     Docosanol 10% Cream: Docosanol 10% cream, a topical treatment for oral-facial herpes or more commonly known as cold sores or fever blisters, is our lead therapeutic product that we have been developing for over eight years. In November 1999, the U.S. Food and Drug Administration informed us that our clinical data for docosanol 10% cream would be sufficient for approval as an over-the-counter product, provided that the FDA finds no serious discrepancies from a site audit conducted at one of our clinical study sites in The Netherlands. We currently are waiting for the FDA's assessment of this site audit. We also have submitted proposed OTC product labeling for docosanol 10% cream, which also is being evaluated by the FDA. If our new drug application is approved by the FDA, then docosanol 10% cream will be the first OTC product for cold sore treatment that will have an FDA-approved new drug application to support claims made about the product's performance.

     On March 31, 2000, we signed a license agreement with SmithKline Beecham (NYSE: SBH), that gives SmithKline Beecham rights to manufacture and market docosanol 10% cream in the North American OTC market as a treatment for recurrent oral-facial herpes. We will receive payments of up to $25 million plus royalties on product sales as consideration for these marketing rights, subject to our achievement of various milestones, including the FDA's approval of our new drug application, product launch and sales performance. At this time, we can provide no assurance, however, that we will:

     - Obtain a successful site audit of docosanol 10% cream, as required by the FDA; or

     - Agree with the FDA in a timely manner on labeling of this product.

     SmithKline Beecham has the right to terminate this license agreement with us in its entirety if, among other things, the FDA does not approve docosanol 10% cream as an OTC product. Furthermore, we can give no assurance that the proceeds from this marketing partnership will be sufficient to continue our other drug discovery and development programs currently underway.

     Other Proposed Products: We also are engaged in much earlier stages of research and/or development of several other potential therapeutic products, including potential new drugs for the treatment of allergies, asthma and inflammatory diseases. These additional products will not be available for sale to the market for several years, if at all.

     Our address is 9393 Towne Centre Drive, Suite 200, San Diego, California 92121, and our telephone number is (858) 558-0364. Our e-mail address is ghanson@avanir.com, and our home page address is http://www.avanir.com.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained below and in our other SEC filings including our Form 10-K for the fiscal year ended September 30, 1999 and our Form 10-Q for the fiscal quarter ended December 31, 1999. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                                  RISK FACTORS

We are a development stage company with a history of continuing losses and a limited amount of capital reserves.

     In the Independent Auditors' Report on our financial statements for the fiscal year ended September 30, 1999, our auditors indicated that we would need to raise additional capital to continue as a going concern. From our inception through September 30, 1999, we have generated only limited revenues and have incurred net losses totaling approximately $62.1 million. Further, we expect to continue to incur operating losses related to research and development and marketing activities, unless we obtain approval from the FDA of our new drug application for docosanol 10% cream. Docosanol 10% cream still requires regulatory approval before it can be sold in the marketplace. Even if the FDA approves our new drug application for docosanol 10% cream, we cannot assure you that the approval or product launch will occur in a timely manner. If we incur any significant delays, then we would have to defer our development programs or raise additional financing earlier than we currently contemplate. We also will likely need to raise additional financing to support research and development efforts that we believe are necessary to develop other new drugs.

If our amended new drug application for docosanol 10% cream does not receive FDA approval, then our business will be materially and adversely affected.

     We cannot assure you that the FDA will approve docosanol 10% cream as an OTC product or that the FDA will approve our proposed OTC labeling. SmithKline Beecham has the right to terminate this license agreement with us in its entirety if, among other things, the FDA does not approve docosanol 10% cream as an OTC product. Failure to receive FDA marketing approval could affect materially and adversely our business operations and financial condition.

     On October 29, 1999, the Center for Drug Evaluation and Research informed us that the clinical data on the effectiveness of docosanol 10% cream in treating recurrent oral-facial herpes would be sufficient for approval as an OTC product, pending an acceptable audit of the data in one of the clinical studies presented in our new drug application. The FDA asked that we submit proposed product labeling for docosanol 10% cream as an OTC product, which we have completed. We are currently awaiting FDA assessment of the site audit and evaluation of our proposed product labeling.

Neither we nor our licensees may successfully sell docosanol 10% cream as an OTC product.

     If we and/or our licensees pursue commercialization of docosanol 10% cream as an OTC product for cold sores/fever blisters, then we will face the following risks in our efforts to market this product:

     - potential delays in achieving timely compliance with FDA regulations for marketing an OTC product;

     - development in a timely manner of a professional marketing staff and sales communications program to launch the product;

     - difficulty in building product awareness of a new OTC product among customers or retail store decision makers;

     - lack of consumer perception that docosanol 10% cream is superior to existing and potentially new OTC products for oral herpes; and

     - lack of widespread acceptance of docosanol 10% cream in the OTC consumer market.

Docosanol 10% cream, if ultimately marketed, will face intense competition from a number of existing and well-established products.

     If successfully launched by SmithKline Beecham, docosanol 10% cream will compete with several prescription products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing the FDA regulatory approval process. Most of our competitors, including Glaxo-Wellcome Inc., have greater financial resources, research and development facilities and manufacturing and marketing experience than we do. Docosanol 10% cream may not achieve commercial success in this intense competitive environment, which would severely impact our revenues.

Foreign sales of docosanol 10% cream and other potential products are subject to various foreign trade risks.

     We are exposed to various foreign trade risks relating to the continued development of docosanol 10% cream by foreign licensees. We also may arrange for contracts in the future for the manufacture, marketing and distribution of docosanol 10% cream overseas by foreign licensees, which will be substantially out of our control. Our license agreement with SmithKline Beecham initially is for the United States and Canada only, and we may not finalize any licensing or distributorship arrangements for territories not covered by existing agreements on favorable terms, if at all. Specific risks that could impact significantly our ability to deliver products abroad include:

     - changes in the regulatory and competitive environments in foreign countries;

     - changes in a specific country's or region's political or economic conditions;

     - difficulty in negotiating a license agreement with SmithKline Beecham for foreign markets or in finding other foreign partners with sufficient capital to effectively launch the product;

     - shipping delays;

     - difficulties in managing operations across disparate geographic areas;

     - fluctuations in foreign currency exchange rates;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - trade protection measures, including customs duties and export quotas.

Our failure to comply with government regulations regarding the development, production, testing, manufacturing and marketing of docosanol 10% cream and our other products may affect adversely our operations.

     Governmental authorities in the U.S., including the FDA, and other countries regulate significantly the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. Although we have completed the development of docosanol 10% cream and are waiting for the FDA's approval, we may not obtain regulatory approval for it or any of our other proposed products.

     Failure to obtain, or delays in obtaining, these approvals will affect adversely our business operations, including our ability to commence marketing of any proposed products. We could use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain these approvals for our proposed products. We will continue to incur costs of development without any assurance that we will ever obtain regulatory approvals. In addition, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system for which we develop our products. Future changes could affect adversely the time frame required for regulatory review, our financial resources, and the sale prices of our proposed products, if approved for sale.

Unsuccessful research and development programs for proposed new products could affect negatively our business.

     We face substantial risks of failing to complete the development of our early-stage research and development programs in allergy and asthma and other areas. The effectiveness of our preclinical allergy and asthma research performed in vitro or in animal models may not be relevant to the development of, or indicate the efficacy of, a proposed product for human use. Unsuccessful clinical trial results for our proposed products could affect materially and adversely our business operations and financial condition. The development process for medical products is lengthy and capital intensive. Our drug development programs are exposed to all of the risks inherent in product development based on innovative technologies, including unanticipated development problems and the possible lack of funding that could result in the abandonment or substantial change in the development of a specific product.

Difficulties in acquiring in-licensed technologies that we believe are necessary to fill our product development pipeline may negatively affect our stock price and restrict our growth.

     We will face intense competition for these in-licensed products and technologies. In addition, we might not locate suitable products and technologies to fit our strengths or obtain them on acceptable terms, or have the financial resources to develop products from the in-licensed technology. Our inability to add these technologies and products to our product development pipeline will hinder our growth and may affect negatively our business.

     Our business strategy is to in-license products and/or technologies at various stages in the drug development pipeline. To achieve this objective, we must have the financial resources to acquire and/or in-license new products and technologies and develop and market the products, once approved. For example, we signed a letter of intent with IriSys Research and Development, LLC in February 1999 to license world-wide rights to a product intended for use in a condition associated with neurodegenerative diseases and pain. However, due to limited financial resources in fiscal year 1999, we deferred negotiations of a final agreement with IriSys to in-license the product. We can provide no assurance that we will in-license this or any other product or technology.

Our failure to retain key management and scientific personnel could affect negatively our business.

     Our success depends on the performance of a small core staff of key management and scientific employees with biotech experience. Given our early stage of development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team in this field. If we were to lose one or more of our key scientists, then we would lose the history and knowledge that they have which could substantially delay one or more of our development programs until adequate replacement personnel could be hired and trained.

     Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified, technical, sales, marketing and customer service personnel. The employment and employee retention agreements with several of our key employees are limited in scope and provide no real assurance that any of these people will continue their employment with our company. We do not have "key person" life insurance policies. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel, which creates intense competition for qualified personnel, particularly in product research, development, sales and marketing.

Our patents may be challenged and our pending patents may be denied, which would seriously jeopardize our ability to compete in the intended markets for our proposed products.

     We rely substantially on the protection of our intellectual property, with 19 worldwide docosanol patents and 24 additional docosanol-related patent applications pending. We also have ten patents issued or pending on other products and technologies. Because of the competitive nature of the bio-pharmaceutical industry, we cannot assure you that:

     - the claims in the pending patent applications will be allowed or that we will even be issued patents;

     - present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

     - our proposed technologies will not infringe other patents or rights owned by others, including licenses which may not be available to us;

     - any issued patents will provide us with significant competitive advantages; or

     - challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.

Our inability to obtain or maintain patent protections for our products in foreign markets may affect negatively our financial condition.

     The process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S., which may delay our plans to market and sell docosanol 10% cream in the international market place. Approval in one country does not necessarily indicate that approval can be obtained in other countries. The patent authorities in each country administer that country's laws and regulations relating to patents independently of the laws and regulations of any other country and we must seek and obtain the patents separately. Our inability to obtain or maintain patent protections for docosanol 10% cream in foreign markets would hamper severely our ability to generate international sales from our first proposed product.

If we do not protect our technical innovations, then our business may be negatively affected.

     We rely substantially on confidentiality agreements to protect our innovations. We cannot assure you that secrecy obligations will be honored, or that others will not develop independently similar or superior technology. In addition, if our consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, then disputes may arise as to the proprietary rights to this information in which we may not receive a favorable resolution.

Developing new pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.

     The testing, marketing and sale of pharmaceutical products involve the risk of product liability claims by consumers and other third parties. We have maintained product liability insurance coverage for our clinical trials in the amount of $2 million per incident and in the aggregate. However, product liability claims can be high in the pharmaceutical industry and our insurance may not cover sufficiently all possible liabilities. If a suit against our business or proposed products is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products.

Our Class A common stock trades on The American Stock Exchange and could be delisted if it fails to comply with the AMEX listing requirements.

     We cannot assure you that our Class A common stock will continue to comply with the listing requirements of The American Stock Exchange. For example, our Class A common stock was delisted from trading on the Nasdaq National Market System on September 17, 1999, and traded on the OTC Bulletin Board from September 20, 1999 to April 5, 2000. Our Class A common stock started trading on The American Stock Exchange on April 6, 2000. Delisting from The American Stock Exchange could have a material adverse effect on our ability to raise additional capital on favorable terms, if at all, as well as on stockholder liquidity.

We may issue additional shares of our Class A common stock that may dilute the value of our Class A common stock to current shareholders and may affect adversely the market price of our Class A common stock.

     If we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of Class A common stock, then the value of the shares of Class A common stock then outstanding will be diluted or reduced. For example, we potentially may issue and register up to 8,137,388 shares of our Class A common stock under a two-year, $13 million equity line agreement with Promethean Investment Group, L.L.C. that could result in dilution in your ownership position in the company. Depending on the price per share of our Class A common stock during the next two years, we may need to register additional shares for resale to access the full amount of financing available.

     In addition, there will be a dilutive effect on the shares of our Class A common stock currently issued and outstanding from the conversion or exercise of stock purchase warrants and stock options currently outstanding. As of April 25, 2000, the following securities were exercisable or convertible into shares of Class A common stock:

     - stock options to purchase an aggregate of 6,074,015 shares of Class A common stock at exercise prices ranging from $0.30 to $6.44 per share;

     - Class G stock purchase warrant exercisable into 757,050 shares of Class A common stock at an exercise price of $1.375 per share;

     - Class H stock purchase warrant exercisable into 100,000 shares of Class A common stock at an exercise price of $2.40 per share;

     - Class I stock purchase warrant exercisable into 11,442 shares of Class A common stock at an exercise price of $0.78125 per share;

     - Class J stock purchase warrants exercisable into 50,000 shares of Class A common stock at exercise price of $0.9144 per share and 50,000 shares of Class A common stock at an exercise price of $2.715 per share;

     - Class K stock purchase warrant exercisable into 375,000 shares of Class A common stock at an exercise price of $1.125 per share;

     - Class L stock purchase warrant exercisable into 55,000 shares of Class A common stock at an exercise price of $1.1875 per share;

     - Class M stock purchase warrants exercisable into 467,290 shares of Class A common stock at an exercise price of $1.284 per share;

     - Class N stock purchase warrants exercisable into 263,014 shares of Class A common stock at an exercise price of $2.44 per share; and

     - 65,000 shares of Class B common stock each convertible into one share of Class A common stock.

     - 100 shares of Series D Convertible Preferred Stock.

     Sales in the public market of shares of Class A common stock that underlie stock options and warrants may affect adversely the prevailing market prices for shares of Class A common stock. Negative price movements in the shares of Class A common stock likely would affect adversely our ability to obtain additional equity capital on favorable terms, if at all.

                           DESCRIPTION OF SECURITIES

SERIES D CONVERTIBLE PREFERRED STOCK

     On March 22, 1999, we entered into a securities purchase agreement with the selling shareholders listed in this prospectus for the purchase of up to 500 shares of Series D convertible preferred stock and a corresponding number of Class J stock purchase warrants. The total potential investment in Series D convertible preferred stock was $5.0 million. On March 31, 1999, the selling shareholders purchased 200 shares of Series D convertible preferred stock and 200 Class J stock purchase warrants for aggregate consideration of $2.0 million. On February 18, 2000, the selling shareholders purchased an additional $1.0 million in our company consisting of 100 shares of Series D convertible preferred stock and Class J stock purchase warrants to purchase up to 50,000 shares of Class A common stock.

     The securities purchase agreement provides, among other things, that the selling shareholders:

     - purchase 200 shares of Series D convertible preferred stock and 200 Class J stock purchase warrants, which purchase was completed on March 31, 1999;

     - purchase 100 additional shares of Series D convertible preferred stock and Class J stock purchase warrants to purchase up to 50,000 shares of Class A common stock for additional proceeds to us of $1.0 million, which purchase was completed on February 18, 2000; and

     - have the right to purchase up to 200 additional shares of Series D convertible preferred stock and 200 Class J stock purchase warrants for additional proceeds to us of up to $2.0 million. This right terminated on June 29, 1999.

     The selling shareholders may convert any or all of the shares of Series D convertible preferred stock that they acquire into shares of Class A common stock at a conversion rate equal to $10,000 divided by a conversion price equal to the lesser of:

     - the Fixed Conversion Price -- an amount equal to $2.715 per share of Class A common stock; or

     - the Variable Conversion Price -- an amount equal to 86% of the market price of our Class A common stock, defined as the lower of:

      - the average of the five lowest trading prices per share of Class A common stock on The American Stock Exchange during the 25 trading days immediately preceding a given date of determination, where trading price is determined as the average of the high and low trading prices of our Class A common stock on a particular trading day; or

      - the average of the high and low trading price per share of Class A common stock on The American Stock Exchange on the date of determination.

     Each of the selling shareholders (and their respective affiliates) may not convert, however, a number of shares of Series D convertible preferred stock and/or the Class J stock purchase warrants that would result in beneficial ownership exceeding 4.99% of the total outstanding shares of Class A common stock following this conversion.

CLASS J STOCK PURCHASE WARRANTS

     Each Class J stock purchase warrant expires five years from date of issuance. The exercise price of the Class J stock purchase warrants is equal to $2.715 per share of Class A common stock.

REGISTRATION OF UNDERLYING SHARES OF CLASS A COMMON STOCK

     Under the registration rights agreement, dated as of March 22, 1999, we agreed to register shares of our Class A common stock for resale by the selling shareholders from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments and supplements to this registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of the date that the selling shareholders may sell such shares without restriction pursuant to Rule 144(k) of the Securities Act of 1933, or the date on which the selling shareholders have sold all of the shares covered by this registration statement. We have agreed to bear certain expenses (other than broker discounts and commissions) in connection with this registration statement.

     If the maximum number of shares under this prospectus do not cover all of the shares of Class A common stock issued in connection with the conversion of the Series D convertible preferred stock and the exercise of the Class J Stock Purchase warrants, then we similarly will register the excess shares with the SEC.

                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of any of the shares registered under this prospectus. We will pay all fees, disbursements and out-of-pocket expenses (other than broker discounts and commissions) in connection with the registration of the shares of Class A common stock registered under this prospectus. See "Selling Shareholders" for additional information.

                              SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our Class A common stock by each of the selling shareholders. Except as otherwise disclosed in this prospectus, the selling shareholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. Because the selling shareholders may offer all or a portion of the shares of Class A common stock registered by this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after the sales. In addition, prior to the filing of this prospectus, the selling shareholders may have sold, transferred or otherwise disposed of a portion of the shares of Class A common stock registered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. With respect to the shares of Class A common stock issuable upon conversion of the shares of Series D convertible preferred stock and upon exercise of the Class J stock purchase warrants, the number of shares included in this prospectus is subject to adjustment and could be materially less or more than the estimated amounts listed in the following table due to factors that we cannot predict on the date of this prospectus, including, without limitation, the future price per share of our Class A common stock.

     No selling shareholder can convert Series D convertible preferred stock or exercise the Class J warrants if the conversion or exercise would cause its beneficial ownership of Class A common stock (other than shares deemed beneficially owned through the ownership of unconverted shares of the Series D convertible preferred stock or unexercised Class J warrants) to exceed 4.99% of the outstanding shares of Class A common stock. We obtained the information provided in the table below from the selling shareholders. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                                             NUMBER OF
                                                                                                             SHARES OF
                                    NUMBER OF SHARES BENEFICIALLY          MAXIMUM NUMBER OF SHARES           CLASS A
                                       OWNED PRIOR TO OFFERING                 BEING OFFERED(1)                COMMON
                                       (CLASS A COMMON STOCK)               (CLASS A COMMON STOCK)             STOCK
                                  ---------------------------------   -----------------------------------   BENEFICIALLY
                                  SERIES D                            SERIES D                                 OWNED
                                  PREFERRED     CLASS J               PREFERRED     CLASS J                    AFTER
  NAME OF SELLING SHAREHOLDER       STOCK     WARRANTS(2)    TOTAL    STOCK(3)    WARRANTS(4)     TOTAL     OFFERING(5)
  ---------------------------     ---------   -----------   -------   ---------   -----------   ---------   ------------
HFTP Investment L.L.C.(6).......   272,181       25,000     297,181     544,362     25,000        569,362           0
AG Super Fund International
  Partners, L.P.(7).............    13,609        3,750      17,359      27,218      1,250         28,468       2,500
GAM Arbitrage Investments,
  Inc.(7).......................    13,609        3,750      17,359      27,218      1,250         28,468       2,500
Leonardo, L.P.(7)...............   163,309       45,000     208,309     326,617     15,000        341,617      30,000
Raphael, L.P.(7)................    27,218        7,500      34,718      54,437      2,500         56,937       5,000
Ramius Fund, Ltd.(8)............    54,436       15,000      69,436     108,872      5,000        113,872      10,000
                                   -------      -------     -------   ---------     ------      ---------      ------
  Total.........................   544,362      100,000     644,362   1,088,724     50,000      1,138,724      50,000
                                   =======      =======     =======   =========     ======      =========      ======

-------------------------
(1) The total number of shares issuable upon conversion of the shares of Series D convertible preferred stock and/or the exercise of the Class J stock purchase warrants by the selling shareholders is subject to adjustment and may deviate materially from the estimated amounts listed in the table. See "Description of Securities."

(2) This column represents the number of shares of Class A common stock issuable within 60 days of April 26, 2000 upon exercise of the outstanding Class J Warrants.

(3) Represents each selling shareholder's pro-rata portion of the 1,088,724 shares of Class A common stock registered under this prospectus, based on its relative participation in the purchase of 100 shares of Series D convertible preferred stock pursuant to the Securities Purchase Agreement. The number of shares registered under this prospectus is based on 200% of the number of shares issuable at the conversion price on April 27, 2000 of $1.854375 per share of Class A common stock plus the accrual of dividends payable in the form of shares from the date of issuance to April 27, 2000. The conversion price of the shares of Series D convertible preferred stock may be lower than the fixed conversion price based on the trading price of the shares of our Class A common stock immediately preceding the conversion of shares of Series D convertible preferred stock held by the selling shareholders. Accordingly, the number of shares of Class A common stock that we will issue upon conversion of the shares of Series D convertible preferred stock and/or the exercise of the Class J stock purchase warrants by the selling shareholders is subject to adjustment and may deviate materially from the estimated amounts listed in the table.

(4) This column represents the selling shareholders' pro-rata portion of the 50,000 shares issuable upon the exercise of the Class J stock purchase warrants.

(5) This column assumes the sale of all of the shares offered by each of the selling shareholders.

(6) Promethean Investment Group, L.L.C. is the investment manager of HFTP Investment L.L.C., and consequently has voting control and investment discretion over securities held by HFTP. Promethean disclaims beneficial ownership of the shares held by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

(7) Angelo, Gordon & Co., L.P. is a general partner of AG Super Fund International Partners, L.P., Leonardo, L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc., and thus has voting control and investment discretion over securities held by the Angelo Gordon entities. The ownership for each of the Angelo Gordon entities does not include the ownership information for the other Angelo Gordon entities. Angelo Gordon and each of its related entities disclaim beneficial ownership of the shares held by the other Angelo Gordon entities. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael R. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of A.G. Partners, L.P., the sole general partner of Angelo Gordon. Consequently, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon.

(8) AG Ramius Partners, LLC is the investment advisor to Ramius Fund, Ltd., and consequently has voting control and investment discretion over securities held by Ramius Fund. AG Ramius Fund disclaims beneficial ownership of the shares held by Ramius Fund. Mr. John M. Angelo and Mr. Michael Gordon are sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon (which is the investment managing member of AG Ramius). Consequently, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by AG Ramius.

                              PLAN OF DISTRIBUTION

     The selling shareholders have advised us that they may offer the shares of Class A common stock registered under this prospectus to purchasers from time to time:

     - in transactions on The American Stock Exchange, in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.

     At the date of this prospectus, the selling shareholders have not entered into any underwriting arrangements. The selling shareholders may sell the shares registered under this prospectus to or through:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on The American Stock Exchange;

     - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling shareholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

     - "at the market" to or through market makers or into an existing market for our Class A common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected by agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of Class A common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling shareholders under this prospectus. The number of shares of Class A common stock registered under this prospectus and beneficially owned by those selling shareholders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. In addition, a selling shareholder may, from time to time, sell short shares of Class A common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of Class A common stock offered hereby may be used to cover such short sales.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our Class A common stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of our Class A common stock by the broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Class A common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the shares of Class A common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Broker, dealers, underwriters or agents participating in the distribution of the shares of Class A common stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of our Class A common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholders and any broker-dealers who act in connection with the sale of the shares of Class A common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of Class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling shareholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A common stock registered under this prospectus.

     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of Class A common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling shareholders and related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration statement or prospectus.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for our company by Baker & McKenzie, San Diego, California.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to our status as a development stage enterprise, our ability to continue as a going concern, and our status as a defendant in certain lawsuits), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10004. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved. Each such statement is deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934:

          1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC on January 13, 2000;

          2. Our Definitive Proxy Statement filed with the SEC on January 26, 2000;

          3. Our Current Reports on Form 8-K filed with the SEC on October 4, 1999, December 3, 1999, February 4, 2000, February 23, 2000 and April 19, 2000;

          4. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 filed with the SEC on February 14, 2000; and

          5. The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 5, 2000, including any amendments or reports filed for the purpose of updating the description.

     We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this prospectus and before the termination of the offering of the shares registered under this prospectus. You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is modified or superseded, then the later filed report or document will modify or supersede the statements contained in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in such documents). Requests should be sent to the attention of the secretary of our company, at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 or you may call and ask for the Secretary of our company at (858) 558-0364.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated cumulative expenses of this registration of shares of our Class A common stock for resale by the selling shareholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

SEC Registration Fee........................................  $  640
Accounting Fees and Expenses................................   3,000
Legal Fees and Expenses.....................................   3,000
Blue Sky Fees and Expenses..................................     500
Transfer Agent's Fees and Expenses..........................     500
Miscellaneous Expenses......................................   2,000
                                                              ------
          Total.............................................  $9,640
                                                              ======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We hereby incorporate by reference Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation. We refer you to
Article 6 of our Restated Articles of Incorporation, and Section 3.15 of our Amended and Restated Bylaws, which provide for indemnification by our company in the manner and to the full extent permitted by California law.

     Beginning August 10, 1992, we have maintained directors' and officers' liability insurance with policy limits of $7,500,000. The policy covers 100 percent of losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses pursuant to statutory or common law, our Restated Articles of Incorporation or Amended and Restated Bylaws or by agreement. The policy provides for retention of $5,000 per director or officer, subject to a maximum of $10,000 for each loss, except in the case of payment for loss to or on our behalf, in which case the retention is $100,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     1.1   Underwriting Agreement(1)
     4.1   Class D Warrant Agreement (including form of Class D Warrant
           Certificate)(2)
     4.2   Warrant Agreement (including form of Class E Warrant
           Certificate)(2)
     4.3   Form of Unit Purchase Option issued to D.H. Blair & Co.,
           Inc. and its designees regarding Series B Preferred Stock and Class D Warrants(2)
     4.4   Registration Rights Agreement(2)
     4.5   Certificate of Determination with respect to Series D
           Convertible Preferred Stock of the Registrant(3)
     4.6   Certificate of Determination with respect to Series C Junior
           Participating Preferred Stock of the Registrant(3)
     4.7   Rights Agreement, dated as of March 5, 1999, with American
           Stock Transfer & Trust Company(3)

     4.8   Form of Rights Certificate with respect to the Rights
           Agreement, dated as of March 5, 1999(3)
     4.9   Form of Series D Convertible Preferred Stock Certificate(3)
     4.10 Amended and Restated Class I Stock Purchase Warrant, dated as of March 4, 1999(3)
     4.11  Form of Class J Stock Purchase Warrant(3)
     4.12  Class K Stock Purchase Warrant, dated as of April 1, 1999(3)
     4.13  Registration Rights Agreement with Promethean Investment
           Group, LLC(3)
     4.14  Class A Common Stock Investment Agreement with Promethean
           Investment Group, LLC(3)
     4.15 Amendment to the Class A Common Stock Investment Agreement with Promethean Investment Group, LLC(3)
     4.16  Securities Purchase Agreement for Series D Convertible
           Preferred Stock(3)
     4.17  Registration Rights Agreement for Series D Convertible
           Preferred Stock(3)
     4.18  Forms of Class A and Class B Common Stock Certificates(4)
     4.19  Convertible Note issued to GFL Advantage Fund Limited(5)
     4.20  Registration Rights Agreement with GFL Advantage Fund
           Limited(5)
     4.21  Convertible Note issued to Capital Ventures International(6)
     4.22  Registration Rights Agreement with Capital Ventures
           International(6)
     4.23  Convertible Note, dated February 26, 1997, issued to RGC
           International Investors LLC(7)
     4.24  Form of Class G Stock Purchase Warrant(7)
     4.25  Registration Rights Agreement, dated February 26, 1997, with
           RGC International Investors, LLC(7)
     4.26  Class L Stock Purchase Warrant, dated as of June 8, 1999(8)
     4.27  Loan Agreement, dated as of November 23, 1999, with AMRO
           International, S.A. and Endeavour Capital Fund, S.A.(9)
     4.28  Form of 11% Convertible Debenture(9)
     4.29  Form of Stock Purchase Warrant(9)
     4.30  Registration Rights Agreement, dated as of November 23,
           1999, with AMRO International, S.A. and Endeavour Capital
           Fund, S.A.(9)
     4.31  Amendment No. 1 to Rights Agreement, dated as of November
           30, 1999, with American Stock Transfer & Trust Company(9)
     4.32  Common Stock Purchase Agreement, dated as of January 25,
           2000, with Bayview LLC, Roseworth Group Ltd. and Endeavour
           Capital Fund, S.A.(10)
     4.33 Registration Rights Agreement, dated as of January 25, 2000, with Bayview LLC, Roseworth Group Ltd. and Endeavour Capital
           Fund, S.A.(10)
     4.34  Form of Stock Purchase Warrant(10)
     5.1   Opinion of Baker & McKenzie
    23.1   Independent Auditors' Consent

-------------------------
 (1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Registration Statement on Form S-1, File No. 33-37166, declared effective by the Securities and Exchange Commission on November 9, 1990.

 (2) Incorporated by reference to the similarly described exhibit included with the Registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the Commission on October 26, 1992.

 (3) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 17, 1999.

 (4) Incorporated by reference to the similarly described exhibit included with the Registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the Commission on May 8, 1990.

 (5) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed December 15, 1995.

 (6) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed May 15, 1996.

 (7) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed March 10, 1997.

 (8) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999.

 (9) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed December 3, 1999.

(10) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed February 4, 2000.

ITEM 17. UNDERTAKINGS.

     We hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             ii. To reflect in this prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities registered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Restated Articles of Incorporation and Amended and Restated By-laws of the registrant, the California General Corporation Law or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of San Diego, State of California, on April 28, 2000.

                                          AVANIR PHARMACEUTICALS

                                          By: /s/ GERALD J. YAKATAN, PH.D.
                                            ------------------------------------
                                                  Gerald J. Yakatan, Ph.D.
                                               President and Chief Executive
                                                           Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald J. Yakatan, Ph.D. and Gregory P. Hanson, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstititution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to any and all amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2000.

               SIGNATURE                                  TITLE
               ---------                                  -----
     /s/ GERALD J. YAKATAN, PH.D.         President and Chief Executive Officer
---------------------------------------       (Principal Executive Officer)
       Gerald J. Yakatan, Ph.D.

         /s/ GREGORY P. HANSON              Vice President, Finance and Chief
---------------------------------------  Financial Officer (Principal Financial
           Gregory P. Hanson                               and
                                                   Accounting Officer)

         /s/ GEORGE P. RUTLAND             Chairman of the Board of Directors
---------------------------------------
           George P. Rutland

      /s/ DENNIS J. CARLO, PH.D.                        Director
---------------------------------------
        Dennis J. Carlo, Ph.D.

         /s/ MICHAEL W. GEORGE                          Director
---------------------------------------
           Michael W. George

          /s/ JAMES B. GLAVIN                           Director
---------------------------------------
            James B. Glavin

               SIGNATURE                                  TITLE
               ---------                                  -----
      /s/ EDWARD L. HENNESSY, JR.                       Director
---------------------------------------
        Edward L. Hennessy, Jr.

         /s/ KENNETH E. OLSON                           Director
---------------------------------------
           Kenneth E. Olson

          /s/ JOSEPH E. SMITH                           Director
---------------------------------------
            Joseph E. Smith

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Underwriting Agreement(1)
 4.1      Class D Warrant Agreement (including form of Class D Warrant
          Certificate)(2)
 4.2      Warrant Agreement (including form of Class E Warrant
          Certificate)(2)
 4.3      Form of Unit Purchase Option issued to D.H. Blair & Co.,
          Inc. and its designees regarding Series B Preferred Stock
          and Class D Warrants(2)
 4.4      Registration Rights Agreement(2)
 4.5      Certificate of Determination with respect to Series D
          Convertible Preferred Stock of the Registrant(3)
 4.6      Certificate of Determination with respect to Series C Junior
          Participating Preferred Stock of the Registrant(3)
 4.7      Rights Agreement, dated as of March 5, 1999, with American
          Stock Transfer & Trust Company(3)
 4.8      Form of Rights Certificate with respect to the Rights
          Agreement, dated as of March 5, 1999(3)
 4.9      Form of Series D Convertible Preferred Stock Certificate(3)
 4.10     Amended and Restated Class I Stock Purchase Warrant, dated as of March 4, 1999(3)
 4.11     Form of Class J Stock Purchase Warrant(3)
 4.12     Class K Stock Purchase Warrant, dated as of April 1, 1999(3)
 4.13     Registration Rights Agreement with Promethean Investment
          Group, LLC(3)
 4.14     Class A Common Stock Investment Agreement with Promethean
          Investment Group, LLC(3)
 4.15     Amendment to the Class A Common Stock Investment Agreement
          with Promethean Investment Group, LLC(3)
 4.16     Securities Purchase Agreement for Series D Convertible
          Preferred Stock(3)
 4.17     Registration Rights Agreement for Series D Convertible
          Preferred Stock(3)
 4.18     Forms of Class A and Class B Common Stock Certificates(4)
 4.19     Convertible Note issued to GFL Advantage Fund Limited(5)
 4.20     Registration Rights Agreement with GFL Advantage Fund
          Limited(5)
 4.21     Convertible Note issued to Capital Ventures International(6)
 4.22     Registration Rights Agreement with Capital Ventures
          International(6)
 4.23     Convertible Note, dated February 26, 1997, issued to RGC
          International Investors LLC(7)
 4.24     Form of Class G Stock Purchase Warrant(7)
 4.25     Registration Rights Agreement, dated February 26, 1997, with
          RGC International Investors, LLC(7)
 4.26     Class L Stock Purchase Warrant, dated as of June 8, 1999(8)
 4.27     Loan Agreement, dated as of November 23, 1999, with AMRO
          International, S.A. and Endeavour Capital Fund, S.A.(9)
 4.28     Form of 11% Convertible Debenture(9)
 4.29     Form of Stock Purchase Warrant(9)
 4.30     Registration Rights Agreement, dated as of November 23,
          1999, with AMRO International, S.A. and Endeavour Capital
          Fund, S.A.(9)
 4.31     Amendment No. 1 to Rights Agreement, dated November 30,
          1999, with American Stock Transfer & Trust Company(9)
 4.32     Common Stock Purchase Agreement, dated as of January 25,
          2000, with Bayview LLC, Roseworth Group Ltd. and Endeavour
          Capital Fund, S.A.(10)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.33     Registration Rights Agreement, dated as of January 25, 2000, with Bayview LLC, Roseworth Group Ltd. and Endeavour Capital
          Fund, S.A.(10)
 4.34     Form of Stock Purchase Warrant(10)
 5.1      Opinion of Baker & McKenzie
23.1      Independent Auditors' Consent

-------------------------
 (1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Registration Statement on Form S-1, File No. 33-37166, declared effective by the Securities and Exchange Commission on November 9, 1990.

 (2) Incorporated by reference to the similarly described exhibit included with the Registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the Commission on October 26, 1992.

 (3) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 17, 1999.

 (4) Incorporated by reference to the similarly described exhibit included with the Registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the Commission on May 8, 1990.

 (5) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed December 15, 1995.

 (6) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed May 15, 1996.

 (7) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed March 10, 1997.

 (8) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999.

 (9) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed December 3, 1999.

(10) Incorporated by reference to the similarly described exhibit included with the Registrant's Form 8-K, filed February 4, 2000.